Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated March 24, 2025

Registration No. 333-271553

Pricing Term Sheet

T-MOBILE USA, INC.

$3,500,000,000

5.125% Senior Notes due 2032 (the “2032 Notes”)

5.300% Senior Notes due 2035 (the “2035 Notes”)

5.875% Senior Notes due 2055 (the “2055 Notes” and, together with the 2032 Notes and the 2035 Notes, the “Notes”)

Pricing Supplement, dated March 24, 2025, to Preliminary Prospectus Supplement, dated March 24, 2025 (the “Preliminary Prospectus Supplement”), of T-Mobile USA, Inc. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement only to the extent it is inconsistent with the information in the Preliminary Prospectus Supplement. Capitalized terms used in this Pricing Supplement but not defined herein have the meanings given them in the Preliminary Prospectus Supplement.

	2032 Notes	2035 Notes	2055 Notes
Principal Amount:	$1,250,000,000	$1,000,000,000	$1,250,000,000

Title of Securities:	5.125% Senior Notes due 2032	5.300% Senior Notes due 2035	5.875% Senior Notes due 2055

Final Maturity Date:	May 15, 2032	May 15, 2035	November 15, 2055

Public Offering Price:	99.882% of principal amount, plus accrued and unpaid interest, if any, from March 27, 2025	99.890% of principal amount, plus accrued and unpaid interest, if any, from March 27, 2025	99.656% of principal amount, plus accrued and unpaid interest, if any, from March 27, 2025

Coupon:	5.125%	5.300%	5.875%

Yield-to-Maturity:	5.146%	5.315%	5.900%

Spread over Reference Treasury:	+93 bps	+98 bps	+123 bps

Reference Treasury:	4.125% UST due February 29, 2032	4.625% UST due February 15, 2035	4.500% UST due November 15, 2054

Reference Treasury Yield:	4.216%	4.335%	4.670%

Gross Proceeds Before Expenses:	$1,248,525,000	$998,900,000	$1,245,700,000

Net Proceeds Before Expenses:	$1,244,775,000	$995,150,000	$1,236,950,000

CUSIP/ISIN Numbers:	CUSIP: 87264A DS1 ISIN: US87264ADS15	CUSIP: 87264A DT9 ISIN: US87264ADT97	CUSIP: 87264A DU6 ISIN: US87264ADU60

Terms Applicable to All Notes
Issuer:	T-Mobile USA, Inc., a Delaware corporation
Optional Redemption:

Prior to the applicable Par Call Date with respect to each series of Notes, the Issuer may redeem the Notes of such series at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) 100% of the principal amount of the Notes to be redeemed; and

(ii)  (a)  the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming that such Notes matured on their applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Rate plus 15 basis points in the case of the 2032 Notes, 15 basis points in the case of the 2035 Notes and 20 basis points in the case of the 2055 Notes less (b) unpaid interest accrued to the date of redemption (any excess of the amount described in this bullet point over the amount described in the immediately preceding bullet point, the “Make-Whole Premium”);

plus, in either case, accrued and unpaid interest thereon to the redemption date.

On or after the applicable Par Call Date with respect to each series of Notes, the Issuer may redeem the Notes of such series, in whole or in part, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of notes to be redeemed.

“Par Call Date” with respect to the applicable Series means:

Series	Par Call Date
2032 Notes	March 15, 2032
2035 Notes	February 15, 2035
2055 Notes	May 15, 2055

Interest Payment Dates:

May 15 and November 15, commencing May 15, 2025 in the case of the 2032 Notes

May 15 and November 15, commencing May 15, 2025 in the case of the 2035 Notes

May 15 and November 15, commencing May 15, 2025 in the case of the 2055 Notes

Record Dates:	May 1 and November 1 in the case of the 2032 Notes May 1 and November 1 in the case of the 2035 Notes May 1 and November 1 in the case of the 2055 Notes

Underwriters:

Joint Book-Running Managers:

Barclays Capital Inc.

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

UBS Securities LLC

BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

RBC Capital Markets, LLC

Santander US Capital Markets LLC

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

ING Financial Markets LLC

NatWest Markets Securities Inc.

PNC Capital Markets LLC

Scotia Capital (USA) Inc.

R. Seelaus & Co., LLC

Samuel A. Ramirez & Company, Inc.

Trade Date:	March 24, 2025

Settlement Date:

March 27, 2025 (T+3)

We expect that delivery of the Notes will be made to investors on or about March 27, 2025, which will be the third business day following the date of this pricing supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the settlement date will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Form of Offering:	SEC Registered (Registration No. 333-271553)

Denominations:	$2,000 and integral multiples of $1,000

The Issuer has filed a registration statement (Registration No. 333-271553) (including a Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement, the related Preliminary Prospectus Supplement and other documents the Issuer has filed with the SEC, for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the underwriters or any dealer participating in the offering will arrange to send you the Prospectus and related Preliminary Prospectus Supplement if you request it by contacting Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at: +1 (888) 603-5847 or by email at Barclaysprospectus@broadridge.com; Deutsche Bank Securities Inc., 1 Columbus Circle, New York, New York 10019, by telephone at +1 (800) 503-4611 or by email at prospectus.CPDG@db.com; Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, by telephone at +1 (866) 718-1649 or by email at Prospectus@morganstanley.com; and UBS Securities LLC, 1285 Avenue of the Americas, New York, New York 10019, Attention: Prospectus Department, by telephone at +1 (833) 481-0269.

No PRIIPs KID: Not for retail investors in the European Economic Area (“EEA”) or the United Kingdom. No PRIIPs key information document (“KID”) has been prepared as not available to retail in EEA or the United Kingdom.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers and other notices were automatically generated as a result of this communication being sent via Bloomberg or another communication system.